Exhibit 10.3

2021 Long-Term Incentive Plan

This document sets forth the SpartanNash Company Long-Term Incentive Plan for awards made during the fiscal year ending January 1, 2022 and covering the three fiscal year period ending December 30, 2023 (“2021 LTIP”).

1.Authority and Administration. This 2021 LTIP is authorized and administered by the Compensation Committee of the Board of Directors of SpartanNash Company (the “Committee”). For Participants in positions at the Vice President level and above, the target 2021 LTIP award value will be split equally between two award components: equity, in the form of SpartanNash common stock, and cash. For Participants at the director level, the 2021 LTIP will have only an equity component.  The Committee retains the discretion to deliver a 2021 LTIP award comprised of all stock or cash in lieu of an award comprised of stock and cash.  Awards will be subject to plan documents as follows:

a)

Equity component. The equity component of the 2021 LTIP will be granted under and subject to the Company’s Stock Incentive Plan of 2020. The terms and conditions of vesting of all equity awards, including upon termination in the event of death, retirement, disability, or change in control, are set forth in the applicable Stock Incentive Plan and the individual award letters.

b)	Cash Component. The cash component of the 2021 LTIP will be governed by this document.

2.Equity Component. The equity component of the 2021 LTIP will consist of restricted stock that vests in three equal annual installments. Specifically, 33.3% of the shares will vest at least 12 months from the grant date, with the final installment vesting in March 2024. The terms and conditions, including treatment upon termination of employment, of the grant are set forth in an award agreement that will be issued to each recipient.

3.Cash Component. This section explains the cash component of the 2021 LTIP.

a)Target Award Amount. Each Participant’s threshold, target and maximum 2021 LTIP award opportunity will be communicated to him or her separately in writing. Each 2021 LTIP award will be paid to the extent SpartanNash achieves at least the threshold level of performance for the applicable performance measurement, and the Participant otherwise satisfies the requirements of the LTIP and the applicable Plan.

Exhibit 10.3

b)Performance Period and Measurements.

i.	Performance Measurement. The “Performance Period” for the 2021 LTIP will begin on January 3, 2021 and end on December 31, 2022.

ii.

Metrics. The two-year performance payout under the 2021 LTIP will be determined by SpartanNash’s performance with respect to the metrics below, each of which will be weighted by the corresponding percentage:

Performance Measurement	Percentage of Long-Term Cash Incentive Award
Consolidated Adjusted EBITDA [1]	70%
Plan-based ROIC[2]	30%

[1]

Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that is defined as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

[2]

Plan-based ROIC is calculated by dividing the tax affected operating profit adjusted for income and expenses consistently with the annual incentive plan for the last year of the measurement period and LIFO expense by a 5 quarter average of total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities), calculated using the last 5 quarters of the measurement period.

Performance Goals and Payouts. Consolidated Adjusted EBITDA performance goal will include the two year cumulative EBITDA attained during the performance period. The Plan-based ROIC will be set based on budgeted ROIC for the 2022 fiscal year. 2021 LTIP award payouts will be determined based on the following payout schedule for both EBITDA and ROIC:

Performance Level	% of Target	Payout
	Below 90%	0%
Threshold	90.0%	10.0%
-	92.5%	32.5%
-	95.0%	55.0%
-	97.5%	77.5%
Target	100.0%	100.0%
-	102.5%	125.0%
-	105.0%	150.0%
-	107.5%	175.0%
Maximum	>=110%	200.0%

Exhibit 10.3

If SpartanNash’s actual performance achieved for Consolidated Adjusted EBITDA or Plan-based ROIC exceeds the threshold level and falls between specified levels in the scale, then the percentage of the Target Award that will be paid will be determined by interpolation.

c)

Additional Vesting Period. Upon completion of the two year performance period, the Cash Component achieved will be determined. The Cash Component payout will be subject to an additional 12 month vesting period. The Cash Component will only be paid out at the end of three year fiscal period described above.

d)

Exclusions. The evaluation of these metrics will exclude (a) asset write downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary non-recurring items as described in ASC 225-20 Presentation-Income Statement – Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year(s), (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items.

e)

Effect of Termination of Employment without a Change in Control. Except as set forth in paragraph (f) below: (a) if a Participant’s employment with SpartanNash terminates for any reason other than Retirement, Death, or Total Disability before the end of a Performance Period, any unearned portion of the 2021 LTIP award will be forfeited; and (b) if a Participant’s employment terminates for Retirement, Death or Total Disability, eligibility for payout of an 2021 LTIP award will be determined as follows:

i.

Death or Total Disability. If more than 12 months remain in the Performance Period, the Participant’s Target Award will be paid on a pro-rata basis based on the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of death or total disability. If 12 months or less remain in the Performance Period, then following the completion of the Performance Period, any earned LTIP award will be paid based on actual performance results on a pro-rata basis based on the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

Exhibit 10.3

ii.

Retirement. In the event of termination due to Retirement, the LTIP award, if any, will be the amount the Participant would have earned had he or she remained employed with SpartanNash until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

iii.

After the Performance Period. For termination due to death, Total Disability, or Retirement occurring during the vesting period but before the payout date, the earned LTIP award (if any) will be paid in full no later than the 15th day of the third month following the date of such termination. For any other separation of employment occurring after the performance period but before the payout date, the 2021 LTIP award will be forfeited.

f)	Change in Control.

i.

Before the end of the Performance Period. Upon a Change in Control of SpartanNash (as defined in the Plan) before the end of the Performance Period, a Participant that is employed by SpartanNash on the effective date of the Change in Control will earn a 2021 LTIP award equal to the greater of the Target Award or the projected 2021 LTIP award (with the projected 2021 LTIP award to be calculated by estimating the Company’s expected performance for the Performance Period based on the Company’s performance in the then-current fiscal year as of the date of the Change in Control projected out through the end of the Performance Period), to be paid on a pro-rata basis for the number of full weeks completed in the Performance Period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

ii.

After Performance Period. Upon a Change in Control following the Performance Period, any earned but unpaid 2021 LTIP award will be payable in full upon the earliest to occur of the termination of employment for any reason, or a date selected by the
Company that is no later than the 15th day of the third month following the Change in Control.

g)

Executive Severance Agreement. The 2021 LTIP award opportunity described in this 2021 LTIP is not subject to the provisions of any Executive Severance Agreement with the Company. In the event of a Change in Control, a Participant’s right to receive any portion of the LTIP

Exhibit 10.3

award described in this 2021 LTIP will be governed exclusively by the terms and conditions of the LTIP.

4.Clawback. All 2021 LTIP awards will be subject to the Company’s “clawback” policy providing for the recovery of incentive compensation, as amended by from time to time.

5.Delegation of Authority. The Compensation Committee of the Board of Directors has delegated to the Chief Human Resources Officer and her designees the authority to administer and interpret the 2021 LTIP, provided that such administration and interpretation is not contrary to the applicable Stock Incentive Plan, this 2021 LTIP, or any determination of the Compensation Committee.

6.Post-Employment Agreements. As a condition of and in consideration for participation in the 2021 LTIP, an associate must agree to the post-employment covenants regarding non-competition, non-solicitation and other matters set forth on Exhibit A to this document. Any associate participating in the 2021 LTIP must provide a signed acknowledgement of agreement.

7.Other Rules of Participation.

a)	The cash component of the 2021 LTIP is subject to the General Terms and Conditions set forth on Exhibit B to this Agreement.

b)

Associates who are selected to receive a 2021 LTIP award under this plan will receive a notification of their designation as a 2021 LTIP Participant (“Participant”). Only associates who are in eligible roles on January 3 2021, or who are hired or promoted into a full-time eligible role on or before October 1, 2021 may be considered for a 2021 LTIP award.

c)	If a Participant is on a non-FMLA leave during the Performance Period, then the 2021 LTIP award payout, if any, will be prorated based on the number of weeks worked during the Performance Period.

d)	Associates who are on leave at the beginning of the Performance Period and terminate employment prior to returning to work are not eligible to receive an LTIP award.

Exhibit 10.3

Exhibit A

SpartanNash Company

Post-Employment Competition Agreement

1.	Introduction

SpartanNash faces intense competition in all of its lines of business. Your employment with SpartanNash has required, and will continue to require, that you work with SpartanNash’s non-public, proprietary, confidential or trade secret information (all such information, “Confidential Information”), which is vitally important to SpartanNash’s success. You have also participated in and developed relationships with SpartanNash customers in the course of your employment.

It is important that SpartanNash take steps to protect its Confidential Information and business relationships, even after your employment with SpartanNash concludes for any reason. Your disclosure of Confidential Information or interference with SpartanNash’s relationships could do serious damage to the business, finances, or reputation of SpartanNash. For these reasons, SpartanNash requires that you agree to the restrictions set forth below as consideration for, and as a condition of receipt of, your 2021 Long Term Incentive Award opportunity (“LTI Award”).

2.	Important Definitions

As used in this document:

“Agreement” means this post-employment competition agreement.

“Business” means the Military Segment (defined below), the Food Distribution Segment (defined below) and the Retail Segment (defined below):

•

The “Military Segment” means:  the manufacturing, procurement, sale or distribution of Products (defined below) within the military resale system, including, but not limited to, the United States military commissaries and exchanges, the Defense Commissary Agency, AAFES, NEXCOM, CGX, MCX, and any third-party distributors, brokers, partners or manufacturers with which SpartanNash conducted business or was preparing to conduct business in the Military Segment at any time during the 24-month period preceding the termination of your employment for any reason;

•

The “Food Distribution Segment” means:  the manufacture, sale, or distribution of Products (defined below), or provision of any value-added services, to any independent grocery store, SpartanNash-owned grocery stores, “meal kit” provider, reseller, national account, or any other retailer of Products (whether brick-and-mortar or e-commerce) with whom SpartanNash conducted business or was preparing to conduct business at any time during the 24-month period preceding the termination of your employment for any reason; and

Exhibit 10.3

•

The “Retail Segment” means:  the operation of any retail grocery store or other business that obtains, or plans to obtain, twenty percent (20%) or more of its gross revenue from retail sales of Products (as defined below).

“Covered Customer” means any Person to whom SpartanNash provided good or services at any time during the 24-month period preceding the termination of your employment for any reason, with which or with whom you first had contact directly or indirectly as part of your job responsibilities (including oversight responsibility) with SpartanNash or about which or whom you learned Confidential Information.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship, other business organization, business trust, union, association or governmental or regulatory entities, department, agency or authority.

“Products” means grocery and related products including, nationally branded and private label grocery products and perishable food products (including dry groceries, produce, dairy products, meat, delicatessen items, bakery goods, frozen food, seafood, floral products, beverages, tobacco products, fresh protein-based foods, prepared meals, and value-added products such as fresh-cut fruits and vegetables and prepared salads), general merchandise, health and beauty care products, pharmacy products (prescription and non-prescription drugs), fuel and other items offered by SpartanNash.

“Restricted Area” means (i) with respect to the Military Segment, the United States, Europe, Cuba, Puerto Rico, Bahrain, Egypt and any other country in the world where SpartanNash engages in the Military Segment or was preparing to engage in the Military Segment, in each case, at any time during the 24-month period preceding the termination of your employment for any reason; (ii) with respect to the Food Distribution Segment, any U.S. state or territory and any other country in the world where SpartanNash engages in the Food Distribution Segment or was preparing to engage in the Food Distribution Segment, in each case, at any time during the 24-month period preceding the termination of your employment for any reason; or (iii) with respect to the Retail Segment, in  Iowa, Michigan, Minnesota, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin, as well as any other state in the United States where SpartanNash engages in the Retail Segment or was preparing to engage in the Retail Segment, in each case, at any time during the 24-month period preceding the termination of your employment for any reason.

“SpartanNash” means SpartanNash Company and any of its subsidiaries.

3.	Your Agreements

By accepting the LTI Award, you agree that, while you are employed with SpartanNash and for twelve (12) months following the termination of your employment for any reason, you will not, directly or indirectly:

a.	be employed or engaged by, own any interest in, manage, control, participate in, serve on the board of directors of, consult with, provide advice to, contribute

Exhibit 10.3

to, lend money to or otherwise finance, hold a security interest in, render services for, or provide assistance to, any Person that engages or is preparing to engage, anywhere within the Restricted Area, in any Business with respect to which you had responsibility at any time within the 24-month period preceding the termination of your employment for any reason, or with respect to which you possess any Confidential Information; provided, however, that you may make passive investments of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended;

b.

(i) solicit or conduct business with any Covered Customer or any current, former or prospective supplier; or (ii) otherwise induce any current, former or prospective customer, supplier, contractor, or other third party to stop doing business with SpartanNash, adversely change the terms or amount of its business with SpartanNash, refuse to do business with SpartanNash; or (iii) otherwise interfere with any SpartanNash business relationships; or

c.

hire, engage, or solicit for employment or engagement any individual who was employed or engaged by SpartanNash at any time within the 24-month period preceding the termination of your employment for any reason, or encourage or persuade any such individual to end his or her relationship with SpartanNash.

You agree that the restrictions above are necessary to ensure the protection and continuity of the business and goodwill of SpartanNash, and that the restrictions are reasonable as to geography, duration and scope.

4.	Other Terms and Conditions
a.

Coordination with Other Agreements. This document, together with the SpartanNash Stock Incentive Plan of 2020 and any award letter issued thereunder, sets forth the entire agreement between you and SpartanNash with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between you and SpartanNash with respect to its subject matter; except that, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation you have to SpartanNash under any other agreement, policy, plan or program of SpartanNash, all of which remain in effect and constitute separate, enforceable obligations. You and SpartanNash represent that, in executing this Agreement, you and SpartanNash have not relied upon any representations or statements made, other than those set forth in this document, with regard to the subject matter, basis or effect of this Agreement.

b.

Severability; “Blue Penciling.”  If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, then any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law and then so

Exhibit 10.3

enforced.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.  A determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable will not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

c.

Waiver.  SpartanNash’s failure to enforce any term, provision or covenant of this Agreement will not be construed as a waiver.  Waiver by SpartanNash of any breach or default by you or any other person will not operate as a waiver of any other breach or default.

d.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon SpartanNash, any successor organization which shall succeed to SpartanNash by acquisition, merger, consolidation or operation of law, or by acquisition of assets of SpartanNash and any assigns of SpartanNash.  You may not assign your obligations under this Agreement.

e.

Modification; Amendment.  This Agreement may not be changed orally, but may be changed only in a writing signed by you and an officer of SpartanNash holding the title of Senior Vice President or any more senior position.

f.

Governing Law.  This Agreement shall be construed under and governed by the internal laws of the State of Michigan without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.  In any action brought by SpartanNash under or relating to this Agreement, you consent to exclusive jurisdiction and venue in the federal and state courts in, at the election of SpartanNash, (i) the State of Michigan and (ii) any state and county in which SpartanNash contends that you have breached this Agreement.  In any action brought by you under or relating to this Agreement, SpartanNash consents to the exclusive jurisdiction and venue in the federal and state courts of the State of Michigan, County of Kent.

g.

Relief.  In addition, you agree that SpartanNash would suffer irreparable harm if you were to breach, or threaten to breach, your agreements in Section 3 above and that SpartanNash would by reason of such breach, or threatened breach, be entitled to injunctive relief in an appropriate court, without the need to post any bond, and you consent to the entry of injunctive relief prohibiting you from breaching your agreements in Section 3 above.  You also agree that SpartanNash may claim and recover money damages in addition to injunctive relief.  Furthermore, in the event you were to breach, or threaten to breach, any of your agreements in Section 3 above, any unvested or unpaid portion of the LTI Award will be forfeited.

Exhibit 10.3

Exhibit B

General Terms and Conditions Applicable to the Cash Component

1.	Definitions. The following terms shall have the definitions stated, unless the context requires a different meaning. Other defined terms shall have the meanings ascribed to them herein.
a.

“Beneficiary” means the individual, trust or other entity designated by the Participant to receive any Incentive Award payable with respect to the Participant under the LTIP after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Company. A Participant’s will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining Incentive Award under this LTIP, if any, shall be paid to the Participant’s estate.

b.	“Board” means the Board of Directors of the Company.
c.	“Change in Control” has the meaning given to it in the applicable SpartanNash Company Stock Incentive Plan of 2020.
d.	“Code” means the Internal Revenue Code of 1986, as amended.
e.	“Company” means SpartanNash Company, a Michigan corporation, and its Subsidiaries.
f.	“Incentive Award” means a bonus awarded and paid in cash to a Participant for services to the Company or a Business Unit that is based upon achievement of specified goals.
g.	“Participant” means any person participating in the cash portion of the LTIP.
h.

“Retirement” means termination of employment as a result of retirement on or after the earlier of the date the Participant reaches (a) age 65; or (b) age 55, but only if such Participant has completed at least ten Years of Vested Service (as defined below) since the later of the Participant’s most recent date of hire or, if the Participant became an associate of the Company in connection with a merger or acquisition, the date of the Participant’s hire by the entity that is the subject of such merger or acquisition.

i.

“Surviving Spouse” means the husband or wife of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this LTIP that the Participant survived the spouse.

j.	“Total Disability” means the condition of a Participant who is and remains eligible for total and permanent disability benefits under § 223 of the Social Security Act, as amended.

Exhibit 10.3

k.

“Year of Vested Service” means a calendar year in which a Participant is credited with at least 1,000 hours of employment with the Company or its Subsidiaries. For the purposes of this definition, “hours of employment” include actual hours of paid work, paid leave or other time off, and hours of work missed due to military service provided that the Participant returns to work while his or her rehire rights are protected by law.

2.	Determination of Achievement. The Committee will determine achievement with respect to corporate performance goals by reference to such information as the Committee determines in its discretion.

3.

Adjustments to Awards. Adjustments to Incentive Awards may be made when deemed appropriate by the Committee. The Committee may establish any specific conditions under which an Incentive Award may be reduced, forfeited, or amended. The Committee delegates to the Chief Executive Officer the authority to determine that a Participant’s award will be reduced or withheld if the Chief Executive Officer determines that the reduction or withholding is warranted by the Participant’s performance. All decisions of the Committee shall be final and binding on all Participants and their respective heirs, representatives and Beneficiaries.

4.

Payment of Incentive Award; Form of Payment. The dollar amount of the Incentive Award for a Performance Period shall be paid to the Participant as soon as feasible following the completion of the Incentive Award calculations for the Performance Period; provided, however, such Incentive Award shall be paid no later than the 15th day of the third month following the later of the end of the Performance Period in which the goals for the Incentive Award have been met and the date the Participant vests in the Incentive Award. In the event of the Participant’s death, Total Disability, or a Change in Control, payment shall be made no later than the 15th day of the third month following the date on which the Participant’s rights in the Incentive Award vest or, if already vested, the 15th day of the third month following the date of death, Total Disability, or Change in Control.

5.

No Continuing Participation. An Associate’s designation as a participant for a Performance Period will not continue in effect for any subsequent Performance Period unless and until the Committee designates the Associate as a Participant in the subsequent Performance Period. The Committee may terminate participation by any Participant at any time with or without cause.

6.

Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the LTIP nor participation in the LTIP shall provide any guarantee or other assurance that Incentive Awards will be payable under the LTIP. No Participant or other person shall have any claim to be granted any award or benefit under the LTIP and there is no obligation of uniformity of treatment of Participants under the LTIP. The terms and conditions of any

Exhibit 10.3

award or benefit of the same type and the determination of the Committee to grant a waiver or modification of any award or benefit and the terms and conditions thereof need not be the same with respect to each Participant.

7.

No Right to Participate. Nothing in this LTIP shall be deemed or interpreted to provide a Participant or any non-participating Associate with any contractual right to participate in or receive benefits under the LTIP. No designation of a person as a Participant for all or any part of the Performance Period shall create a right to any Incentive Award, compensation or other benefits of the LTIP for any other Performance Period.

8.

No Employment Right. Participation in this LTIP shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subsidiary will continue to employ any individual and this LTIP shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

9.

Not an ERISA Plan. The LTIP is an incentive compensation program for participants. Because the LTIP does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

10.

No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this LTIP. Payment of any amount due or to become due under this LTIP shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process, unless otherwise specifically ordered by any court of competent jurisdiction.

11.

Withholding and Payroll Taxes. The Company shall deduct from any payment made under this LTIP all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the LTIP to all applicable payroll taxes and assessments.

12.

Incapacitated Payee. If the Committee determines that a person entitled to a payment hereunder is incapacitated, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s Beneficiary at

Exhibit 10.3

the time or times otherwise payable hereunder, in total discharge of the LTIP’s obligations to the Participant or Beneficiary.

13.

Governing Law. The validity, construction and effect of the LTIP and any rules and regulations relating to the LTIP shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

14.

Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the LTIP. The LTIP is intended to be exempt from Section 409A of the Code by providing for short-term deferrals as described in Treasury Regulations § 1.409A-1(b)(4) and shall be interpreted and administered to achieve that purpose.

15.

Severability. In the event any provision of the LTIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the LTIP and the LTIP shall be construed and enforced as if the illegal or invalid provision had not been included.

16.

No Limit on Other Compensation Arrangements. Nothing contained in the LTIP shall prevent the Company or any subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.